INDEPENDENT AUDITORS' CONSENT


The Board of Directors
World Acceptance Corporation

We consent in incorporation by reference in registration statements (Nos. 33-52166 and 33-98938) on Form S-8 of World Acceptance Corporation of our report dated April 23, 1997, relating to the consolidated balance sheets of World Acceptance Corporation and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-K of World Acceptance Corporation.

                                                           KPMG Peat Marwick LLP


Greenville, South Carolina
June 27, 1997